EXHIBIT 99.1

VIRGIN MOBILE USA RECEIVES NOTICE OF

NON-COMPLIANCE FROM NYSE

Warren, N.J., November 19, 2008 — Virgin Mobile USA, Inc. (NYSE: VM) announced today that it received notice from the New York Stock Exchange on November 13, 2008 that it is not in compliance with certain listing criteria. The Company is considered below the applicable standards because the average market capitalization of its Class A common stock and substantial equivalents, including limited partnership interests in Virgin Mobile USA, L.P., its operating partnership, over a period of 30 trading days is less than $100 million. As of November 11, 2008, the Company’s 30 trading-day average market capitalization was approximately $89.8 million.

Under NYSE regulations, Virgin Mobile USA has 45 days from receipt of the notice to submit a business plan that demonstrates the Company’s ability to restore compliance with the continued listing criteria within 18 months. Virgin Mobile USA has notified the Exchange of its intention to submit this plan on a timely basis and to work closely with NYSE staff to assess its performance relative to the plan.

In addition, the Company expects to receive notification from the NYSE that the average share price of its Class A common stock has been less than $1.00 per share for 30 trading days. In order for the Company to comply with NYSE regulations, the average closing share price of its Class A common stock must average or exceed $1.00 per share for 30 consecutive trading days.

About Virgin Mobile USA, Inc.

Virgin Mobile USA, Inc. (NYSE: VM), through its operating company Virgin Mobile USA, L.P., offers more than five million customers control, flexibility and choice through Virgin Mobile’s Plans Without Annual Contracts and postpaid offerings through Helio By Virgin Mobile, with national coverage for both powered by the Sprint PCS network.

Virgin Mobile USA is known for its award-winning customer service, was recently rated the best prepaid wireless service for the third year in a row in the Annual PC Magazine Readers’ Choice Survey, with 90% of its own customers reporting satisfaction with its service. Virgin Mobile USA allows customers to earn free minutes in exchange for viewing advertising content online through the innovative Sugar Mama program. Virgin Mobile USA’s full slate of smart, stylish and affordable handsets are available at approximately 40,000 top retailers nationwide and online at www.virginmobileusa.com, with Top-Up cards available at more than 140,000 locations. Helio’s advanced devices like the Ocean and unlimited All-in voice plans can be explored at http://www.helio.com.

CONTACT:
Media Relations	Investor Relations
jayne.wallace@virginmobileusa.com	erica.bolton@virginmobileusa.com
908-607-4014	908-607-4108